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                                                                    EXHIBIT 10.2

                                October 18, 2000

[ZIXIT LETTERHEAD]

VIA FEDERAL EXPRESS

Mr. Jeffrey P. Papows
Maptuit Corporation
35 Corporate Drive, 4th Floor
Burlington, Massachusetts  01803

Dear Jeff:

         This letter memorializes the agreement you and ZixIt Corporation ("ZixIt" or the "Company") have reached regarding the additional ZixIt responsibilities you are assuming.

         o You have agreed to serve as Chairman of the Board of Directors of ZixIt Corporation. In addition to the normal Chairman's duties, you will have direct responsibility for the sales and marketing management of the Company's products and services. The Company's sales and marketing personnel will report to you.

         o The Company will pay to you $12,500 per month cash compensation. Additionally, the Company will pay your travel and other business related expenses that we have discussed.

         o The Company will issue to you non-qualified options to acquire 175,000 shares of ZixIt common stock at an exercise price of $19.75 per share. The option grant will vest pro-rata and annually over two years, and the vesting of the options will accelerate upon a "change in control" of the Company. The options will have a five year term. The terms and conditions of the option grant will be set forth in an option agreement, which will be reviewed and approved by the Company's Board of Directors or its designee.

         o Your responsibility for the sales and marketing management of the Company's products and services may be terminated by either you or the Company upon written notice with or without "cause." However, if the Company terminates without "cause," then the vesting of your options will automatically accelerate.

         If this letter sets forth your understanding of our agreement, please so indicate by signing below and returning a copy of this letter to us for our files.

                                  Very truly yours,

                                  /s/ DAVID P. COOK

                                  David P. Cook
                                  Chairman & CEO

AGREED AND ACCEPTED

/s/ Jeffrey P. Papows
---------------------
Jeffrey P. Papows

Date:  10/19/00
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